Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated October 1, 2010

JPMorgan Double Short Treasury Futures ETNs

You are invited to a webinar to introduce the JPMorgan Double Short Treasury Future ETNs

                                   Date and Time:                     TBD
                                   Dial In and Passcode:              TBD
                                   Webinar/Materials:                 TBD

 OVERVIEW

 The Double  Short US 10 Year  Treasury  Futures ETN and the  JPMorgan  Double  Short US Long Bond  Treasury  Futures ETN (the "ETN" or
 together  the "ETNs") are designed for  investors  who want to monetize and leverage a rising rates view at the relevant  point on the
 US Treasury  curve through a decline in the  applicable  index.  This allows for the  possibility,  subject to the resetting  leverage feature, to profit from a rising rates view.

 The ETNs are  inversely  linked to the  performance  of either  the NYSE US 10 Year  Treasury  Futures  Index or the NYSE US Long Bond
 Treasury  Futures Index (each an "Index" or together the  "Indices").  The Indices seek to replicate the returns of maintaining a long position  in the medium or longer  dated end of the US Treasury  curve.  Medium is  generally  defined as 6-10 years and long as 15-25 years.  The ETNs provide  double inverse  leveraged  exposure to the indices so that you benefit from a fall in the price of the index due to a rise in prevailing rates.

 Investors  can trade  the ETNs on the NYSE Arca or  receive  a cash  payment  at  maturity  or upon  early  repurchase1,  based on the leveraged  inverse  performance of the Indices,  compounded from one reset period to the next, less investor fees* and the repurchase1 fee, if applicable.

 The ETNs are not intended to be  long-term  investments  and are designed for  investors  who  understand  risk  inherent in leveraged products.  Investors should be willing to actively monitor their investment in the ETNs. The ETNs are senior unsecured  obligations of
 JPMorgan Chase and Co. and are subject to optional early redemption at the discretion of JPMorgan Chase and Co. after one year.

 Benefits of Investing in the ETNs

  Provide double inverse leveraged exposure to the Index

  Potential for appreciation in the value of the ETNs during any single reset period in which the Index declines

  May be used to implement a bearish view on the Index

  Exchange traded liquidity provided by the NYSE Arca

  Reasonable to treat as generating capital gain and loss

 ETN Details

 JPMorgan Double Short US 10 Year Treasury
 Futures ETN

 Ticker                                              DSXJ
-----------------------------------------------------------
 Intraday                                       DSXJ.IV**
 Indicative
 Value Ticker
-----------------------------------------------------------
 Index             NYSE US 10 Year Treasury Futures Index
                                                 (USTTEN)
-----------------------------------------------------------
 Inception Date               On or about October 4, 2010
-----------------------------------------------------------
 Primary Exchange                               NYSE Arca
-----------------------------------------------------------
 Investor Fee                            0.85% per annum*
-----------------------------------------------------------
 Maturity Date                         September 30, 2025
-----------------------------------------------------------
JPMorgan Double Short US Long Bond Treasury Futures ETN
-----------------------------------------------------------
 Ticker                                               DSTJ
-----------------------------------------------------------
 Intraday                                        DSTJ.IV**
 Indicative
 Value Ticker
-----------------------------------------------------------
 Index                  NYSE US Long Bond Treasury Futures
                                                     Index
                                                  (USTLBD)
-----------------------------------------------------------
 Inception Date                On or about October 4, 2010
-----------------------------------------------------------
 Primary Exchange                                NYSE Arca
-----------------------------------------------------------
 Investor Fee                             0.85% per annum*
-----------------------------------------------------------
 Maturity Date                          September 30, 2025
-----------------------------------------------------------

  *The investor fee is deducted daily from the closing note value.

  **The  intraday  indicative  value of the ETNs (the "IIV") is meant to approximate  the intrinsic  economic value of an ETN. The IIV calculation will be provided for reference  purposes only. It is not intended as a price or quotation.  The IIV will be based on the intraday  indicative values of the Index, and may not be equal to the payment at maturity or upon early  repurchase.  Please see the relevant pricing supplement for details.

  Certain risks associated with the ETNs

    The ETNs do not pay interest, may result in a loss and expose you to JPMorgan Chase and Co. credit risk

    The ETNs may not have an active trading market and may not continue to be listed over their term

    The Issuer's obligation to repurchase the ETNs is subject to substantial minimum size restrictions

    The investor fee / repurchase fee will reduce returns

    The amount you receive upon our redemption might be less than your proceeds upon a sale at your election

J.P. Morgan Structured Investments | 800 576 3529 | www.jpmorgan.com/etn | JPM Structured Investments@jpmorgan.com October 1, 2010

The NYSE US Long Bond Treasury Futures Index and the NYSE US 10 Year Treasury Futures Index

The NYSE US 10 Year Treasury  Futures Index and the NYSE US Long Bond Treasury  Futures  Index are  maintained  and  calculated by NYSE
Arca.  The Indices aim to replicate the returns of  maintaining a continuous  rolling long position in CBOT U.S.  Treasury Bond futures contracts  at the  appropriate  point of the curve.  At any given time,  the Indices  reference a single CBOT US Treasury  bond futures contract that is either closest to expiration (the "near futures  contract") or the futures  contract  scheduled to expire  immediately following the near futures contract.

 Historical hypothetical performance of the Indices

[graphic omitted]

 Jan   Jul  Jan  Jul  Jan  Jul  Jan  Jul Jan   Jul  Jan
   05  05   06   06   07   07   08   08  09    09   10

How is the leverage reset in the ETNs?

 The ETNs employ a new leverage reset mechanism that aims to:

  reduce the frequency of leverage resets, and maintain the exposure of the ETNs within a defined range of 180-220%.

 The dual effect of these control  mechanisms is to better  mitigate some of the tracking error of daily  resetting  instruments  while simultaneously attempting to ensure that the leverage remains controlled within a predetermined range between two reset dates2.

The ETNs rebalance  exposure to the Index on reset dates.  Due to the compounding  effect of the inverse  leveraged  performance of the
Index, the cumulative  percentage  increase or decrease in the ETNs over a period longer than a reset period may diverge  significantly in amount and possibly direction when compared to -200% of the cumulative percentage index performance over the same period.

 Historical hypothetical Index correlations

                                   Correlation* to
                 Correlation* to         NYSE
                 NYSE US 10 Year     US Long Bond
                 Treasury Futures  Treasury Futures
                      Index             Index

-----------------------------------------------------

  Sources: Bloomberg,  JPMorgan.  Hypothetical and/or actual historical performance is not indicative of future results. The Index was established on August 11, 2010.

 Historical hypothetical Index and ETN returns

                            3 Month 1 Year    3 Year
                                     eturn    Return
                             Return R         (Ann.)
--------------------------------------------------------
 NYSE US Long Bond Treasury  11.22% 16.35%    10.02%
 Futures Index
--------------------------------------------------------
 JPMorgan Double Short US     N/A     N/A      N/A
 Long
 Bond Treasury Futures ETNs
--------------------------------------------------------
 NYSE US 10 Year Treasury     5.48% 11.02%     9.53%
 Futures Index
--------------------------------------------------------
 JPMorgan Double Short US 10  N/A     N/A      N/A
 Year Treasury Futures ETNs
--------------------------------------------------------

 Sources:  Bloomberg,  JPMorgan.  Calculated  as of Sept 30,  2010.  Returns are  calculated  as  compounded  returns over the period.
 Hypothetical  and/or actual  historical  performance  is not indicative of future  results.  There is no assurance that the ETNs will outperform or inversely outperform any alternative investment strategy.

 JPMorgan GBI US         0.98             0.97
 Bond Index
-----------------------------------------------------
 S and P 500 Index      -0.29            -0.27
-----------------------------------------------------
 Dow Jones UBS          -0.14            -0.15
 Commodity Index
-----------------------------------------------------

Sources:  Bloomberg,  JPMorgan.  Calculated  as of Sept 30, 2010.  Based on daily returns since Feb 26, 1999 which is the first date on which hypothetical  historical data is available for the Index.  Hypothetical and/or actual historical performance is not indicative of future results. There is no assurance that the ETNs will outperform or inversely outperform any alternative investment strategy.

*Correlation  refers to the degree to which the relevant market measure  changes  relative to changes in the NYSE US Long Bond Treasury
Futures Index

For more information and for additional key risks see the Strategy Guide at:
http://www.sec.gov/Archives/edgar/data/19617/0000950103 10002749/dp19284_fwp.pdf

Disclaimer

SEC Legend:  JPMorgan Chase and Co. has filed a registration  statement  (including a prospectus) with the SEC for any offerings to which these  materials  relate.  Before you invest,  you should read the prospectus in that  registration  statement and the other  documents relating to this offering that JPMorgan  Chase and Co. has filed with the SEC for more complete  information  about  JPMorgan Chase and Co.
and this  offering.  You may get these  documents  without cost by visiting  EDGAR on the SEC Web site at  www.sec.gov.  Alternatively,
JPMorgan  Chase and Co.,  any agent or any  dealer  participating  in this  offering  will  arrange to send you the  prospectus  and each prospectus  supplement as well as any product  supplement,  pricing  supplement  and term sheet if you so request by calling  toll-free
800-576-3529.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.
Investment  suitability must be determined  individually  for each investor.  These financial  instruments  described herein may not be suitable for all investors.  This information is not intended to provide and should not be relied upon as providing accounting,  legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

IRS Circular 230  Disclosure:  JPMorgan Chase and Co. and its affiliates do not provide tax advice.  Accordingly,  any discussion of U.S.
tax matters  contained  herein  (including  any  attachments)  is not intended or written to be used, and cannot be used, in connection with the promotion,  marketing or recommendation by anyone  unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.

1.       Investors  may request on a daily basis that the Issuer  repurchase  a minimum of 50,000  notes  prior to the  maturity  date, subject to the procedures  described in the relevant  pricing  supplement.  Early  repurchases  will be subject to a Repurchase Fee of
0.125%, as further described in the relevant pricing supplement.

2.       The exposure amount with respect to a reset is determined as -200% times the closing note value on the  determination  day and is effected on the next trading day.  Accordingly  there is a one-trading  day lag between when the exposure is determined and when it goes into effect. Please see the relevant pricing supplement for details.

J.P. Morgan Structured Investments | 800 576 3529 | www.jpmorgan.com/etn | JPM Structured Investments@jpmorgan.com October 1, 2010